Exhibit 99.1
FOR IMMEDIATE RELEASE
March 26, 2018

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Colleen Penhall
	704-758-2033	704-758-2958
	tiffany.l.mason@lowes.com	colleen.b.penhall@lowes.com

LOWE’S ANNOUNCES CEO SUCCESSION PLAN
After 25 Years with Lowe’s, Robert A. Niblock to Retire Upon Appointment of Successor
Board Initiates Search for Successor

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today announced that Robert A. Niblock plans to retire as chairman, president and CEO after a 25-year career with the company. The board of directors has initiated a search for his successor, and in the interim Niblock will remain in his current role as chairman, president and CEO.

Niblock said, “After a 25-year career at Lowe’s, including 13 years as chairman and CEO, I am confident that it is the right time to transition the company to its next generation of leadership. Serving Lowe’s alongside our over 310,000 outstanding employees has been my great privilege and the highlight of my professional career. I am extremely proud of all that we have accomplished to position Lowe’s as the omni-channel project authority. As we transition to the next chapter, I have great confidence in the strength of our team and the opportunity ahead for Lowe’s. I look forward to assisting the board with its search, and I am committed to supporting a seamless transition for all of our stakeholders.”

Marshall O. Larsen, lead director of the board said, “On behalf of our entire board and team here at Lowe’s, I want to thank Robert for his leadership, commitment and countless contributions to our company over the course of his distinguished 25-year Lowe’s career. Under his guidance and stewardship, Lowe’s has built a strong foundation for growth and today the company is well positioned as a leader in home improvement with the right strategy in place to drive innovation, accelerate sales growth and enhance profitability. The board is committed to conducting a thorough and comprehensive search to identify the best candidate to serve as our next CEO. We wish Robert all the best in his retirement and look forward to his continued involvement with Lowe’s during this leadership transition.”

About Lowe’s
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 18 million customers a week in the United States, Canada and Mexico. With fiscal year 2017 sales of $68.6 billion, Lowe’s and its related businesses operate or service more than 2,390 home improvement and hardware stores and employ over 310,000 people. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.

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